Filed Pursuant to Rule 424(b)(3)
Registration No. 333-123859
PROSPECTUS SUPPLEMENT§
(to prospectus dated June 6, 2005
and supplemented July 12, 2005,
July 27, 2005 and September 30, 2005)

$125,000,000

AudioCodes Ltd.

2.00% Senior Convertible Notes due 2024

and

Ordinary Shares Issuable Upon Conversion of the Notes

This prospectus supplement supplements the prospectus dated June 6, 2005 and supplemented July 12, 2005, July 27, 2005 and September 30, 2005 (the “prospectus”) of AudioCodes Ltd. relating to the resale by certain of our securityholders or by their transferees, pledgees, donees or other successors (the “selling securityholders”) of up to $125,000,000 aggregate principal amount of our 2.00% Senior Convertible Notes due 2024 and our ordinary shares issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

SELLING SECURITYHOLDERS

Set forth below, among other things, is the name and address of a selling securityholder who was identified in the prospectus and for whom the information set forth in the prospectus has changed, the principal amount of the notes beneficially owned by and that may be offered by such selling securityholder pursuant to the prospectus and the number of ordinary shares into which the notes owned by such selling securityholder are convertible. All information concerning beneficial ownership is based upon information provided to us by the selling securityholder. The table of selling securityholders appearing under the heading “Selling Securityholders” in the prospectus is hereby amended to amend the information provided for “Radcliffe SPC, Ltd., f/b/o the Class A Convertible Crossover Segregated Portfolio.”

Name and Address of Selling Securityholder	Aggregate Principal Amount of Notes Beneficially Owned That May Be Offered For Resale	Percentage of Outstanding Notes Beneficially Owned Prior to Any Resale(1)	Percentage of Outstanding Notes Beneficially Owned if All Notes That May Be Offered Hereby are Resold(1)	Ordinary Shares Beneficially Owned Upon Conversion of the Notes That May Be Offered for Resale(2)	Percentage of Equity Capital Beneficially Owned Prior to Any Resale(2)(3)	Ordinary Shares Beneficially Owned if All Ordinary Shares That May Be Offered Hereby are Resold	Percentage of Ordinary Shares Beneficially Owned if All Ordinary Shares That May Be Offered Hereby are Resold
Radcliffe SPC, Ltd., f/b/o the Class A Convertible Crossover Segregated Portfolio(4) c/o RG Capital Management, L.P. 3 Bala Plaza East, Suite 501, Bala Cynwyd, PA 19004	$3,000,000	2.4%	—	160,342	*	0	—
________________
§	This prospectus supplement replaces and supersedes the prospectus supplement previously filed on December 28, 2005.
*	Less than 1%
(1)	Assumes $125,000,000 aggregate principal amount of notes outstanding.
(2)
Assumes conversion of all of the holder’s notes at a conversion rate of 53.4474 ordinary shares per $1,000 principal amount of notes. This conversion rate will be subject to adjustment as described in the prospectus in the section entitled “Description of Notes—Conversion Rights.” As a result, the number of ordinary shares issuable upon conversion of the notes may increase or decrease in the future.

(3)
Includes ordinary shares issuable upon conversion of the notes beneficially owned by the selling securityholder, as reflected in the fifth column of this table. Calculated based on Rule 13d-3(d)(1) of the Exchange Act, assuming 40,154,705 ordinary shares outstanding as of March 31, 2005.

(4)
Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.

The date of this prospectus supplement is December 28, 2005